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                         CONSENT OF INDEPENDENT AUDITORS



TO THE PLANS ADMINISTRATION COMMITTEE OF CITIGROUP INC.:

We consent to the incorporation by reference in the Registration Statement No 333-58452 on Form S-8 of Citigroup Inc. of our report dated June 15, 2001 relating to the statements of net assets available for plan benefits of the Citibuilder 401 (k) Plan ( formerly known as the Savings Incentive Plan of Citibank, N.A. and Participating Companies (as Amended and Restated)) as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits, for the years then ended, and the related supplemental schedules I, II and III which report appears in the December 31, 2000 annual report on Form 10-K/A-1 as an amendment to the 2000 Annual Report on Form 10-K of Citigroup Inc.


/s/ KPMG LLP

June 28, 2001